Exhibit 10.20

December 26, 2007

Mr. James M Tholey

698 Longview Drive

Huntingdon Valley, PA 19006

Dear Jim:

We are pleased to offer you the opportunity to join Sabre Communications, Inc headquartered in the greater Philadelphia area, with current operating divisions in Sioux City, IA, Fort Worth, Texas, Shreveport, LA and Niceville, FL.  This offer presents an exciting opportunity for both you and the Company, and we are confident that this will be a very successful relationship.

The following will briefly summarize the key highlights of your employment offer:

1.                                       Job Title: Chief Financial Officer.

2.                                       Reporting Relationship:  You will report to James D. Mack, CEO.

3.                                       Starting Date:  You will advise us as to when you can start full-time employment. It is our hope that it will be by January 21, 2008, if not earlier.

4.                                       Starting Salary:   The base salary will be $5,288.47 per week or $275,000 annualized.  Paychecks/direct deposits are issued weekly on Friday and you will receive your first pay on the second Friday after your first day.

Sabre agrees to evaluate your compensation in one year and will entertain an increase in your base pay in accordance with satisfactory performance and continued growth of the organization.  Your contributions, along with the success of the Company, will be recognized and rewarded accordingly.

5.                                       Initial Benefits:  Health, dental, flexible spending accounts, disability and life benefits will become effective on the first of the month following 30 days of employment.  The Company pays the majority of the benefit cost.  Single employees contribute $28 per week and employees with family coverage contribute $67 per week.  Enrollment in the 401(k) plan is at the beginning of each quarter.

Personal paid time off accrual will start on your date of hire at the rate of 2.77 hours per week, for a total of 18 days per year.  This and the holiday schedule, are effective on date of hire, and will be reviewed during new hire orientation.

6.                                       Business & Travel Expenses:  Sabre will reimburse your business related and Company travel expenses.

7.                                       Proprietary Information and Goodwill:  All employees of Sabre Communications are required to execute an agreement of Confidential Information and Covenant Not to Compete. It is understood that if you have a confidentiality/nondisclosure agreement with your present employer, you will honor the terms of that agreement while employed at Sabre Communications.   A copy of Sabre’s

agreement is enclosed and is to be signed and returned with a signed copy of this letter accepting our offer of employment.

8.                                 Change of Control:  If Sabre Communications is sold and as a result your employment is terminated due to this change of control or relocation of responsibilities outside the Philadelphia region, you will be entitled to up to twelve (12) months severance, or when you start a new position outside Sabre’s successors or assigns, whichever occurs first.  This severance will be a continuation of your base pay and healthcare benefits, if appropriate benefit premium payments are made by you.

9.                                 Severance:  Although you will be an at-will employee of Sabre at all times, in the event your employment is terminated without cause or relocation of responsibilities outside the Philadelphia region, and without Change of Control-as indicated in paragraph 8, you will be entitled to severance pay of salary continuation for up to nine (9) months or when you start a new position out Sabre’s successors or assigns, whichever event occurs first.  If termination of employment is for cause, no severance compensation will be issued.  After one year, with satisfactory performance as determined by the CEO, your severance period will be increased to twelve (12) months for termination without cause.

Healthcare benefits will be continued during the Severance period if appropriate premium payments are made by you.  Severance payments will be paid according to regular payroll processing and do not include bonus, vacation, PTO, or any other fringe benefits.  Required statutory deductions such as state and federal payroll taxes will occur.

10.                                       Stock Options

You will be given 5000 stock options in Sabre Communications stock.  These options vest 20% per year.  Should the Company be sold, all the stock vests immediately.  The option price is $35 per share.  You will be provided with a copy of the Sabre Communications Holdings, Inc Nonqualified Stock Option Plan which outlines the terms of this plan.  Based on your performance and the Company meeting its financial targets, consideration will be given to providing additional shares of stock.

11.                                       Other Compensation

You will be eligible to participate in the Executive Incentive Compensation Plan (EICP) with potential bonus payout of up to 50% based on established financial goals. There are other incentive compensation programs that are in place that can provide additional compensation based on achieving specific financial goals. One program is a Sale or Exit Bonus.  At the time Sabre is sold, if the cash on cash return is at least 6x, you will receive $250,000 of the Sale or Exit Bonus pool.  More details on this and other programs will be provided after your employment date with Sabre.

Naturally, this is a summary only.  Your employment will be subject to policies established by the Company from time to time or set forth in our employee policy manual, or other documents which will be brought to your attention, and your specific benefits will be subject to the terms, conditions, and eligibility requirements of the Company’s existing benefit plans and policies.  You will be provided copies of those plans and policies when you begin work.

Sabre Communications believes strongly that its employee relationships are based on mutual trust, respect, and satisfaction.  It is our policy that all employees are free to terminate the employment relationship at any time and the Company reserves the same right.  This is generally referred to as “employment-at-will.”  Your employment will be subject to this principle.

This job offer is contingent upon your successful completion of a job-related physical, an assessment, drug screen, background check and reference check and verification of prior employment.

If you have any questions, please feel free to call, Bill Macaleer (610 647-7382), Jim Paterson (215 805-3726) or me (215 997-2310), and we will be happy to answer them for you.  We are very excited about having you join our team, and look forward to hearing from you shortly.  To formalize your acceptance of this offer, please sign a copy of this letter (below) and return to Jim Paterson at the Fort Washington office no later than December 31, 2007.  The address is Sabre Industries c/o Regus, 500 Office Center Drive, 4th Floor, Fort Washington, PA 19034.

Sincerely,		I accept this employment offer set forth above,

/s/ James M. Tholey
/s/ James D. Mack
James D. Mack		Signature: James M. Tholey

		Date	12/27/07

cc:	James Paterson
Bill Macaleer